EXHIBIT 15


LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

December 7, 1995

The Midland Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Midland Company and subsidiaries for the three-month periods ended March 31, 1995 and 1994, the six-month periods ended June 30, 1995 and 1994, and the nine-month periods ended September 30, 1995 and 1994, as indicated in our reports dated April 20, 1995, July 20, 1995, and October 20, 1995, respectively; because we did not perform an audit, we expressed no opinions on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995 are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act are not considered a part of the Registration Statement prepared or certified by an accountant or reports prepared by an accountant within the meaning of Sections 7 and 11 of that Act.
Yours truly,


Deloitte & Touche LLP
Cincinnati, Ohio